JOHN WILEY & SONS, INC.
DEFERRED COMPENSATION PLAN
FOR DIRECTORS' 2005 & AFTER COMPENSATION

Amended and Restated as of September 29, 2022

JOHN WILEY & SONS, INC. DEFERRED COMPENSATION PLAN
FOR DIRECTORS' 2005 & AFTER COMPENSATION

The John Wiley & Sons, Inc. Deferred Compensation Plan for Directors' 2005 & After Compensation (the “Plan”) was established by the Board of Directors of, John Wiley & Sons, Inc. pursuant to resolutions adopted by said Board at its meeting on December 16, 2004. The purpose of the Plan is to provide a Nonemployee Director with a means of deferring director fees and stock compensation in accordance with the terms of the Plan.

It is the intent of John Wiley & Sons, Inc. and the plan administrator to operate the Plan in accordance with the provisions of Section 409A of the Internal Revenue Code (the “Code”) as enacted by the American Jobs Creation Act of 2004, in all respects, including but not limited to its transition rules applicable to distribution payment elections by directors in 2005 through 2008.

Effective January 1, 2009, the Plan was amended and restated to comply with the Treasury Regulations issued pursuant to Code Section 409A subsequent to the original effective date of the Plan, and the Plan was subsequently amended thereafter.

Effective September 29, 2022, the Plan is hereby amended and restated to make certain technical and conforming amendments.

JOHN WILEY & SONS, INC. DEFERRED COMPENSATION PLAN
FOR DIRECTORS' 2005 & AFTER COMPENSATION

ARTICLE 1 - DEFINITIONS

1.01“Accounts” shall mean the bookkeeping account (or subaccounts) maintained for each Participant to record the amount of Director Fees and/or Director Stock Compensation such Participant has elected to defer in accordance with Article 3, adjusted pursuant to Section 4.02. Accounts shall include, but not be limited to the Director Fee Account and the Stock Compensation Account.

1.02“Administrative Committee” shall mean the committee appointed by the Board to administer the Plan, as provided in Section 8.01.

1.03“Beneficiary” shall mean the person or persons designated by a Participant pursuant to the provisions of Section 5.03 in a time and manner determined by the Administrative Committee to receive the amounts, if any, payable under the Plan upon the death of the Participant.

1.04“Board of Directors” or “Board” shall mean the Board of Directors of the Company.

1.05“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.06“Company” shall mean John Wiley & Sons, Inc., a New York corporation, or any successor by merger, purchase, or otherwise.

1.07“Deferral Agreement” shall mean the completed election form, including any amendments, attachments, and appendices thereto, in such form approved by the Administrative Committee, between a Nonemployee Director and the Company, under which the Nonemployee Director agrees to defer all or a portion of his Director Fees and/or Director Stock Compensation for a specified Service Year.

1.08“Deferrals” shall mean the amount of deferrals credited to a Participant pursuant to Article 3.

1.09“Director Fee Account” shall mean the bookkeeping account maintained for each Participant to record the amount of Director Fees such Participant has elected to defer in cash in accordance with Article 3, adjusted pursuant to Section 4.02.

1.1“Director Fees” shall mean the fees or compensation to be received by a Nonemployee Director for services rendered as a member of the Board of Directors, including cash fees paid for attendance at meetings of the Board of Directors or its committees.

1.2“Director Stock Compensation” shall mean the shares of Stock to be awarded to a Nonemployee Director under the Company's 2022 Omnibus Stock Plan, as amended, or any other stock plan which may hereafter be adopted.

1.3“Effective Date” shall mean January 1, 2005.

1.4“Nonemployee Director” shall mean a member of the Board of Directors who is not concurrently an employee of the Company and who is not otherwise ineligible to receive Director Fees.

1.5“Participant” shall mean, except as otherwise provided in Article 2, each Nonemployee Director who has executed a Deferral Agreement pursuant to the requirements of Section 2.01 and is credited with an amount under Section 3.03.

1.6“Plan” shall mean the John Wiley & Sons, Inc. Deferred Compensation Plan For Directors' 2005 & After Compensation as set forth in this document, as it may be amended from time to time.

1.7“Plan Year” shall mean the calendar year. The first Plan Year began on the Effective Date.

1.8“Retirement'' shall mean the date the Nonemployee Director incurs a Separation from Service.

1.9“Separation from Service” shall mean the date that a Participant ceases to be a Nonemployee Director, provided that such Participant is not at that time considered a service provider to the Company or an affiliate of the Company under Code Section 409A.

1.10“Service Year” shall mean a Plan Year.

1.11“Specified Distribution Year” shall mean a calendar year selected by a Participant pursuant to Section 5.01(a).

1.12“Stock” shall mean shares of the Company's Class A Common Stock

1.13“Stock Compensation Account” shall mean the bookkeeping account maintained for each Participant to record the amount of Director Stock Compensation such Participant has elected to defer in accordance with Article 3, adjusted pursuant to Section 4.03.

ARTICLE 2 - PARTICIPATION

2.01In General

(a)An individual who is determined to be a Nonemployee Director with respect to a Plan Year and who desires to have deferrals credited on his behalf pursuant to Article 3 for such Plan Year must execute a Deferral Agreement with the Administrative Committee authorizing Deferrals under this Plan for such year in accordance with the provisions of Sections 3.01 and 3.02.

(h) The Deferral Agreement shall be in writing and be properly completed upon a form approved by the Administrative Committee, which shall be the sole judge of the proper completion thereof. Such Deferral Agreement shall provide, subject to the provisions of Article 3, for the deferral of all or a portion of the Nonemployee Director's Director Fees and Director Stock Compensation earned and paid during a Service Year but after the Deferral Election Deadline and shall include such other provisions as the Administrative Committee deems appropriate.

(c) A Nonemployee Director shall become a Participant when Deferrals are credited on his behalf pursuant to Article 3.

2.02Termination of Participation

Participation shall cease when all benefits to which a Participant is entitled to hereunder are distributed to him.

ARTICLE 3 - DEFERRALS

3.01Filing Requirements

(b)Prior to the close of business on the date or dates specified by the Administrative Committee in a calendar year but not later than December 31 of such calendar year (the “Deferral Election Deadline”) and except as otherwise provided below, each individual who is a Nonemployee Director may elect, subject to Section 3.02, to defer all or a portion of his Director Fees and/or Director Stock Compensation that are earned and payable for the Service Year beginning in the calendar year following such Deferral Election Deadline by filing a Deferral Agreement with the Administrative Committee.

(c)Notwithstanding Section 3.0l(a), each individual who becomes a Nonemployee Director after January I of a Service Year may elect, subject to Section 3.02, to defer a portion of his Director Fees and/or Director Stock Compensation otherwise earned and payable in that Service Year, by duly completing, executing, and filing with the Administrative Committee a Deferral Agreement no later the 30th day following the date such individual first becomes a Nonemployee Director. The Deferral Election Deadline applicable to that initial Deferral Agreement shall be the date established by the Administrative Committee but no later than the 30th day following the date such individual first becomes a Nonemployee Director. Such Deferral Agreement shall be first effective with respect to the Director Fees and/or Director Stock Compensation paid and earned by the Participant following the Administrative Committee's receipt of the Deferral Agreement applicable to that Service Year. The determination of whether an individual may file a Deferral Agreement under this paragraph(b) with respect to the Service Year in which he first becomes a Nonemployee Director shall be determined in accordance with the rules of Code Section 409A, including the provisions of Treasury Reg. Section l .409A-2(a)(7).

(d)A Participant shall submit a Deferral Agreement in the manner specified by the Administrative Committee. A Nonemployee Director's election to defer all or a portion of his Director Fees and/or Director Stock Compensation for any Service Year shall become irrevocable on the close of business on the applicable Deferral Election Deadline. A Nonemployee Director may revoke or change his election as to the amount of deferrals he authorizes on his Deferral Agreement filed under Section 3.01(a) or (b) at any time prior to the date the election becomes irrevocable. Any such revocation or change shall be made in a form and manner determined by the Administrative Committee.

(e)A Participant's election as to the amount of deferrals he authorizes on his Deferral Agreement filed under Section 3.0l(a) or (b) shall remain in effect for subsequent Plan Years unless the Participant files with the Administrative Committee a new Deferral Agreement modifying or revoking that election in accordance with the preceding provisions of this Section 3.01. The new Deferral Agreement must be filed not later than the Deferral Election Deadline applicable to the Service Year with respect to which the new election is to apply and shall apply to Director Fees and/or Director Stock Compensation earned in the Service Year commencing after such Deferral Election Deadline.

3.02Amount of Deferral

A Nonemployee Director may defer all or a portion of his Director Fees and/or Director Stock Compensation that is otherwise earned and payable in the next Service Year (or with respect to a

Participant who makes an election pursuant to Section 3.0l(b), earned and payable subsequent to the date the Participant's Deferral Agreement is filed with the Administrative Committee). Any deferral shall be in increments of 25%. A Nonemployee Director shall be given written notice of the opportunity to defer his Director Fees and/or Director Stock Compensation at least ten business days prior to the Deferral Election Deadline for the applicable Service Year.

3.03Crediting to Accounts

The amount of Director Fees deferred shall be credited to a Participant's Director Fee Account on the day such Director Fees would have otherwise been paid in the absence of a Deferral Agreement. The Participant's Director Stock Compensation Account shall be credited with the number of units equal to the number of shares of Stock deferred as Director Stock Compensation as of the date when the Director Stock Compensation would have otherwise been paid in the absence of a Deferral Agreement.

3.04Vesting

A Participant shall at all times be 100% vested in his Director Fee Account. A Participant shall be vested in the units credited to his Stock Compensation Account to the extent the underlying Director Stock Compensation would have been vested.

ARTICLE 4 - MAINTENANCE OF ACCOUNTS

4.01Individual Accounts

The Administrative Committee shall maintain, or cause to be maintained, records showing the balances of each Participant's Accounts. Periodically, each Participant shall be furnished with a statement setting forth the value of his Accounts.

4.02Adjustment of Director Fee Accounts

(a)    Each Participant may designate, in accordance with the procedures established from time to time by the Administrative Committee, the Participant’s preference for the manner in which the amounts in his or her Director Fee Account will be invested from among the investment funds made available for such designation from time to time by the Administrative Committee. The available investment funds will be attached to the Plan as Attachment A. The Administrative Committee may add or delete any investment fund at any time. If a Participant fails to make a designation, then his or her Director Fee Account will be deemed to be invested in the investment fund designated by the Administrative Committee from time to time for such default. The Administrative Committee may establish restrictions on the investment funds in such manner as it deems appropriate.

(b)    A Participant may change his or her investment designation for future contributions to be allocated to his or her Director Fee Account. Any such change will be made in accordance with the procedures established by the Administrative Committee, and the frequency of such changes may be limited by the Administrative Committee.

(c)    A Participant may also convert his or her investment designation with respect to the amounts already allocated to his or her Director Fee Account. Any such conversion will be made in accordance with the procedures established by the Administrative Committee, and the frequency of such conversions may be limited by the Administrative Committee.

4.03Adjustment of Stock Compensation Accounts

(f)The units under the Stock Compensation Accounts shall be appropriately adjusted for any changes in the Stock by reason of any recapitalization, reorganization, merger, consolidation, spin-off, split-up or any similar change affecting the Stock.

(g)From time to time additional units (or fractional units) shall be credited to Stock Compensation Accounts in amounts equal to the number of shares of Stock (or fractional share) and determined as (i) the amount of any dividend or distribution paid in cash (or the fair market value of a dividend or distribution paid in property) which a Nonemployee Director would have received if on the record date of such dividend or distribution the Nonemployee Director had been the owner of record of a number of shares of Stock equal to the number of units then credited to the Stock Compensation Account, divided by (ii) the market value per share on the date such dividend or distribution is paid. For purposes of the Plan, “market value per share” shall be equal to the closing price for a share of Stock as reported by any exchange on which the Stock may be listed on such date, or, if no shares of the Stock were traded on such date, on the next preceding date on which the Stock was so traded.

4.04Valuation of Accounts

Whenever an event requires a determination of the value of a Participant's Accounts, the value shall be computed as of the date of the event, or if the date of the event is not a business day, the close of the next business day, except as otherwise specified in this Plan. For this purpose, a “business day” is any day on which the New York Stock Exchange is open.

ARTICLE 5- PAYMENT OF BENEFITS

5.01Commencement of Payment

(h)Subject to the limitations set forth below, each time a Participant elects to defer Director Fees and/or Director Stock Compensation otherwise earned and payable in a Service Year commencing prior to January 1, 2009, the Participant shall specify on the applicable Deferral Agreement whether the value of his Director Fees and the value of his Director Stock Compensation deferred pursuant to that Deferral Agreement will be distributed on the occurrence of one of the following events:

(i)The January 15th following the calendar year in which the Participant's Separation from Service occurs.

(ii)The January 15th of the Specified Distribution Year designated by the Participant, or, if earlier, the January 15th following the calendar year in which the Participant's Separation from Service occurs; provided however, the Specified Distribution Year elected begins at least 12 months after the last day of the Service Year in which the amounts being deferred were earned.

1n the event a Nonemployee Director fails to select a payment date on his initial Deferral Agreement, the Nonemployee Director shall be deemed to have elected to have the value of the Deferrals made pursuant to that Agreement distributed as of January 15th of the calendar year following the calendar year in which the Participant incurs a Separation from Service. Subject to the limitations contained herein, the payment date (or dates) indicated on a Director's initial Deferral Agreement shall apply to all subsequent Plan Year deferrals, except as otherwise provided on a subsequent election made in accordance with the provisions of Section 5.0l(a).

(i)Notwithstanding any Plan provisions to the contrary, the portion of the Director Fees Account and/or Director Stock Compensation Account attributable to Director Fees or Director Stock Compensation deferred by a Participant with respect to a Service Year commencing on or after January 1, 2009 will be distributed as of the January 15th following the calendar year in which the Participant's Separation from Service occurs.

5.02Method and Form of Payment

(j)(i)    All distributions from the Participant's Director Fee Account shall be made in cash.

(ii)    All distributions from the Participant's Stock Compensation Account shall be distributed in Stock. The number of shares of Stock to be distributed to the Participant (or on his behalf) shall be equal to the number of units then credited to his Stock Compensation Account. However, if fractional shares of Stock would have to be delivered, such distribution shall be adjusted by rounding upward or downward to the nearest whole share of Stock.

(k)(i) Each time a Participant elects to defer Director Fees and/or Director Stock Compensation otherwise earned and payable in a Service Year commencing prior to January 1, 2009, the Participant shall specify on the applicable Deferral Agreement whether the value of his Director Fees and the value of his Director Stock Compensation deferred pursuant to that Deferral Agreement will be distributed in either a lump sum or in ratable installments over a period not to exceed 10 years.

(ii) Notwithstanding any Plan provision to the contrary, a Participant shall elect prior to December 31, 2008, or if later, on his initial Deferral Agreement, whether the value of the portion of his Director Fees Account and Director Stock Compensation Account attributable to Director Fees or Director Stock Compensation, whichever is applicable, deferred to said Accounts on or after January 1, 2009, or the date he first became a Participant, if later, will be distributed in a lump sum or in ratable installments over a period not to exceed 10 years.

A Participant's election of installment payments must specify the number of installments in which the Participant's distribution is to be paid. Installments will be paid on an annual basis for the number of years specified by the Participant. The value of each installment paid during a calendar year shall be equal to the value of the portion of the Participant's Account to be paid in such installments as of the December 31 preceding the calendar year in which payment will be made, divided by the number of remaining installments. However, if fractional shares of Stock would have to be delivered, such installments shall be adjusted by rounding upward or downward to the nearest whole share of Stock. In the case of Director Fee Accounts, the amount of each installment shall be determined by assuming that the rate of interest in effect when the first installment is paid will remain in effect throughout the payout period. Any surplus or shortfall resulting from a change in the interest rate shall be taken into account in making the last installment.

(l)The form of payment indicated on a Nonemployee Director's initial Deferral Agreement shall apply to all subsequent Plan Year deferrals, except as otherwise provided on a subsequent election made in accordance with the provisions of Section 5.02(b)(i).

(m)In the event a Nonemployee Director fails to select a form of payment on his initial Deferral Agreement, the Nonemployee Director shall be deemed to have elected payment in annual installments over 10 years. Such form of payment shall apply to all subsequent Plan Year deferrals, except as otherwise provided on a subsequent election made in accordance with the provisions of Section 5.02(b)(i).

5.01Death Benefit

(n)Notwithstanding any Plan provision to the contrary, in the event of the death of the Participant prior to full payment of amounts credited to the Participant's Accounts, the unpaid amount shall be, pursuant to the provisions of Section 5.02(a) above, paid, in the case of cash, or delivered, in the case of shares of Stock in a single lump sum payment to the Participant's Beneficiary on the January 15th of the calendar year following the calendar year in which the death of the Participant occurs.

(o)Each Participant shall file with the Administrative Committee a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under paragraph (a) above. A Participant may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Administrative Committee. The last such designation received by the Administrative Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Administrative Committee prior to the Participant's death, and in no event shall it be effective as of a date prior to such receipt. If no such Beneficiary designation is in effect at the time of a Participant's death, or if no designated Beneficiary survives the Participant, payment shall be made to the estate of the Participant.

5.03Changes

A Participant may change his election of form of payment under Section 5.02(b) only as follows: (i) the change must be submitted on a written “Distribution Election Change Form” provided by the Administrative Committee at least 12 months before the date previously specified for payment (in the case of a lump sum payment) or commencement of payments (in the case of annual installments); (ii) the Distribution Election Change Form shall not take effect until 12 months after the date it is received; and (iii) the Distribution Election Change Form must specify an additional deferral period of at least 5 years. For this purpose, distributions that are to be paid in installments (as opposed to in a lump sum) shall be treated as a single payment payable on the date the installments are due to commence, so that in making the change in election, the entire installment series will be subject to an additional deferral of at least 5 years; Only one distribution election change is permitted per Plan Year. If a Distribution Election Change Form does not satisfy the conditions set forth in this Section 5.04 in form or in operation, the prior election in the Participant's initial Deferral Agreement shall be used to determine the form and timing of payment. Notwithstanding the foregoing, if the rules under Section 409A are modified with respect to changes to payment elections, those rules shall apply in lieu of those provided, however, that the additional period of deferral shall not in any way limit a distribution made pursuant to Section 5.03 (Death Benefit). The changed election otherwise will be subject to all of the terms of that election under Section 5.02(b).

ARTICLE 6 - AMENDMENT OR TERMINATION

6.01Right to Terminate

Notwithstanding any Plan provision to the contrary, the Company may, by action of the Board of Directors, terminate the Plan and the related Deferral Agreements at any time. The Company shall continue to maintain the Accounts until distributed in accordance with the Participant’s elections and the provisions of Section 409A of the Code. The Nonemployee Directors shall remain 100% vested in all amounts credited to their Accounts.

6.02Right to Amend

The Board of Directors may amend or modify this Plan and the related Deferral Agreements in any way either retroactively or prospectively. However, except that without the consent of the Participant or Beneficiary, if applicable, no amendment or modification shall reduce or diminish such person's right to receive any benefit accrual hereunder prior to the date of such amendment or modification, and no amendment shall be made that would violate any applicable provision of Section 409A of the Code. Notice of an amendment or modification to the Plan shall be given in writing to each Participant and Beneficiary of a deceased Participant having an interest in the Plan.

ARTICLE 7 - GENERAL PROVISIONS

7.01Funding

All amounts payable in accordance with this Plan shall constitute a general unsecured obligation of the Company. Such amounts, as well as any administrative costs relating to the Plan, shall be paid out of the general assets of the Company. Notwithstanding the foregoing, shares of Stock to be delivered to or on behalf of a Participant pursuant to the provisions of Article 5 may be paid from Treasury Shares, authorized but unissued.

7.02Unsecured Interest

No special or separate fund shall be established, and no segregation of assets shall be made, to assure the payments thereunder. No Participant hereunder shall have any right, title, or interest whatsoever in any specific assets of the Company. Nothing contained in this Plan and no action taken pursuant to its provisions shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured creditor of the Company.

7.03Facility of Payment

In the event that the Administrative Committee shall find that a Participant or Beneficiary is incompetent to care for his affairs or is a minor, the Administrative Committee may direct that any benefit payment due him, unless claim shall have been made therefore by a duly appointed legal representative, be paid on his behalf to bis spouse, a child, a parent or other relative, and any such payment so made shall thereby be a complete discharge of the liability of the Company and the Plan for that payment.

7.04Nonalienation

Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of a person entitled to such benefits.

7.05No Interest As a Shareholder

The crediting of units to a Stock Compensation Account shall not be deemed to create for a Nonemployee Director any interest in any class of equity securities of the Company.

7.06Stock Certificates

Notwithstanding any other provision of the Plan or agreement made pursuant thereto, the Company shall not be required to issue or deliver any certificates for shares of Stock under the Plan prior to the fulfillment of all of the following conditions:

a.Listing or approval for listing upon official notice of issuance of such shares on the New York Stock Exchange, or such other securities exchange as may at the time be a market for the Stock.

b.Any registration or other qualification of shares under any state or federal law or regulation which the Company, upon advice of counsel, deems necessary or advisable.

7.07    Payment of Expenses

All administrative expenses of the Plan and all benefits under the Plan shall be paid from the general assets of the Company.

7.08    Withholding Taxes

The Company shall have the right to deduct from each payment to be made under the Plan any required withholding taxes.

7.09    Compliance

It is the intent of the Company that the Plan complies with the provisions of Section 409A of the Code, any regulations and other guidance promulgated with respect thereto and the provisions of the Plan shall be interpreted to be consistent therewith.

7.10    Compliance with Securities and Other Laws

Notwithstanding any Plan provision to the contrary, the Administrative Committee may at any time impose such restrictions on the Plan and participation therein, including limiting the amount of any deferral or the timing thereof, as the Administrative Committee may deem advisable from time to time in order to comply or preserve compliance with any applicable laws, including any applicable state and federal securities laws and exemptions from registration available thereunder.

7.11    Compliance with Section 409A

This Plan is intended to comply with Section 409A of the Code, and the Treasury Regulations promulgated, and other official guidance issued thereunder (“Section 409A”), and shall be construed accordingly. To the extent there is any ambiguity as to whether any provision of this Plan would otherwise contravene one or more requirements or limitations of Section 409A, such provision shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Section 409A. For purposes of this Section 7.11, each installment of any payments made under Section 5.02(b)(ii) of the Plan shall be considered to be a separate payment. The Administrative Committee, in its sole and absolute discretion, may accelerate the time or form of payment of a benefit owed hereunder, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Administrative Committee may also, in its sole and absolute discretion, delay the time for payment of a benefit owed hereunder, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7).

7.12 Discharge of Company's Obligation

The payment by the Company of the benefits due under each and every Deferral Agreement to the Participant or his Beneficiary shall discharge the Company's obligation under the Plan, and the Participant or Beneficiary shall have no further rights under this Plan or the Deferral Agreements upon receipt by the appropriate person of all such benefits.

7.1Construction/Representations

(p)The Plan shall be construed, regulated and administered in accordance with the laws of the State of New York, subject to the provisions of applicable federal laws.

(q)The masculine pronoun shall mean the feminine wherever appropriate.

(r)The illegality of any particular provision of this document shall not affect the other provisions, and the document shall be construed in all respects as if such invalid provision were omitted.

(s)The Company makes no representations regarding the tax benefits or consequences of deferring compensation under this Plan, and specifically disclaims any responsibility for tax advice in connection with participation in this Plan. Each participant is responsible for making bis own determination as to the benefits and consequences of Plan participation.

ARTICLE 8 - ADMINISTRATION

8.01Administration

(t)The Administrative Committee shall be the Governance Committee of the Board of Directors.

(u)The Administrative Committee shall have the exclusive responsibility and complete discretionary authority to control the operation, management and administration of the Plan, with all powers necessary to enable it properly to carry out such responsibilities, including, but not limited to, the power to interpret the Plan and any related documents, to establish procedures for making any elections called for under the Plan, to make factual determinations regarding any and all matters arising hereunder, including, but not limited to, the right to determine eligibility for benefits, the right to construe the terms of the Plan, the right to remedy possible ambiguities, inequities, inconsistencies or omissions, and the right to resolve all interpretive, equitable or other questions arising under the Plan. The Administrative Committee may employ and rely on such legal counsel, actuaries, accountants and agents, as it may deem advisable to assist in the administration of the Plan.

(v)To the extent permitted by law, all agents and representatives of the Administrative Committee shall be indemnified by the Company and held harmless against any claims and the expenses of defending against such claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, except claims arising from gross negligence, willful neglect or willful misconduct.